Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. on Form S-8 of our report dated March 17, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Houston, Texas

August 11, 2022